(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	April 23, 2025
(630) 906-5484

Old Second Bancorp, Inc. Reports First Quarter 2025 Net Income of $19.8 Million,

or $0.43 per Diluted Share

AURORA, IL, April 23, 2025 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the first quarter of 2025. Our net income was $19.8 million, or $0.43 per diluted share, for the first quarter of 2025, compared to net income of $19.1 million, or $0.42 per diluted share, for the fourth quarter of 2024, and net income of $21.3 million, or $0.47 per diluted share, for the first quarter of 2024. Adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, as applicable, was $20.6 million, or $0.45 per diluted share, for the first quarter of 2025, compared to $20.0 million, or $0.44 per diluted share, for the fourth quarter of 2024, and $21.2 million, or $0.47 per diluted share, for the first quarter of 2024. The pre-tax adjusting items impacting the first quarter of 2025 included the exclusion of $570,000 of mortgage servicing rights (“MSRs”) mark to market losses, and $454,000 of transaction-related expenses primarily from the First Merchants Bank (“FRME”) branch purchase in December 2024 as well as the pending merger with Bancorp Financial, Inc. (“Bancorp Financial”) that was announced in late February 2025. The adjusting items impacting the fourth quarter of 2024 included the exclusion of $385,000 of MSRs mark to market gains and $1.5 million of transaction-related expenses due to the FRME branch purchase. The adjusting item impacting the first quarter of 2024 included the exclusion of $94,000 of MSRs mark to market gains. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income increased $720,000 in the first quarter of 2025 compared to the fourth quarter of 2024. The increase was primarily due to a $1.1 million decrease in provision for credit losses, as well as a $3.0 million decrease in interest expense in the first quarter of 2025, compared to the prior linked quarter. These increases to the current quarter’s net income were partially offset by a $1.7 million decrease in interest and dividend income and a $1.4 million decrease in noninterest income. Net income decreased $1.5 million in the first quarter of 2025 compared to the first quarter of 2024, primarily due to an increase of $6.3 million in noninterest expense, partially offset by a $3.1 million increase in net interest and dividend income, a $1.1 million decrease in provision for credit losses, and a $861,000 decrease in provision for income taxes.

Operating Results

●	First quarter 2025 net income was $19.8 million, reflecting a $720,000 increase from the fourth quarter of 2024, but a decrease of $1.5 million from the first quarter of 2024. Adjusted net income, as defined above, was $20.6 million for the first quarter of 2025, an increase of $639,000 from adjusted net income for the fourth quarter of 2024, but a decrease of $637,000 from adjusted net income for the first quarter of 2024.
●	Net interest and dividend income was $62.9 million for the first quarter of 2025, reflecting an increase of $1.3 million, or 2.1%, from the fourth quarter of 2024, and an increase of $3.1 million, or 5.2%, from the first quarter of 2024.
●	We recorded a net provision for credit losses of $2.4 million in the first quarter of 2025 compared to a net provision for credit losses of $3.5 million in the fourth quarter of 2024 and the first quarter of 2024.
●	Noninterest income was $10.2 million for the first quarter of 2025, a decrease of $1.4 million, or 12.1%, compared to $11.6 million for the fourth quarter of 2024, and a decrease of $300,000, or 2.9%, compared to $10.5 million for the first quarter of 2024.
●	Noninterest expense was $44.5 million for the first quarter of 2025, an increase of $183,000, or 0.4%, compared to $44.3 million for the fourth quarter of 2024, and an increase of $6.3 million, or 16.4%, compared to $38.2 million for the first quarter of 2024.

●	We had a provision for income tax of $6.4 million for the first quarter of 2025, compared to a provision for income tax of $6.3 million for the fourth quarter of 2024 and a provision for income tax of $7.2 million for the first quarter of 2024. The effective tax rate for each of the periods presented was 24.3%, 24.7%, and 25.3%, respectively.
●	On April 15, 2025, our Board of Directors declared a cash dividend of $0.06 per share of common stock, payable on May 5, 2025, to stockholders of record as of April 25, 2025.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2025	2024	2024
Balance sheet summary
Total assets	$5,727,686	$5,649,377	$5,616,072
Total securities available-for-sale	1,146,721	1,161,701	1,168,797
Total loans	3,940,232	3,981,336	3,969,411
Total deposits	4,852,791	4,768,731	4,608,275
Total liabilities	5,033,195	4,978,343	5,019,913
Total equity	694,491	671,034	596,159

Total tangible assets	$5,613,460	$5,534,086	$5,518,957
Total tangible equity	580,265	555,743	499,044

Income statement summary
Net interest income	$62,904	$61,584	$59,783
Provision for credit losses	2,400	3,500	3,500
Noninterest income	10,201	11,610	10,501
Noninterest expense	44,505	44,322	38,241
Net income	19,830	19,110	21,312
Effective tax rate	24.31%	24.68%	25.33%

Profitability ratios
Return on average assets (ROAA)	1.42%	1.34%	1.51%
Return on average equity (ROAE)	11.76	11.38	14.56
Net interest margin (tax-equivalent)	4.88	4.68	4.58
Efficiency ratio	56.46	57.12	53.59
Return on average tangible common equity (ROATCE) [1]	14.70	13.79	17.80
Tangible common equity to tangible assets (TCE/TA)	10.34	10.04	9.04

Per share data
Diluted earnings per share	$0.43	$0.42	$0.47
Tangible book value per share	12.88	12.38	11.13

Company capital ratios [2]
Common equity tier 1 capital ratio	13.47%	12.82%	12.02%
Tier 1 risk-based capital ratio	14.01	13.34	12.55
Total risk-based capital ratio	16.24	15.54	14.79
Tier 1 leverage ratio	11.58	11.30	10.47

Bank capital ratios [2,3]
Common equity tier 1 capital ratio	13.64%	12.89%	13.06%
Tier 1 risk-based capital ratio	13.64	12.89	13.06
Total risk-based capital ratio	14.58	13.82	14.03
Tier 1 leverage ratio	11.27	10.90	10.89

1 See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

2 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

3 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the first quarter of 2025 led by exceptional margin performance and disciplined operating efficiency. Tangible book value per share increased by more than 15% on both a linked quarter annualized and year over year basis despite the dilution associated with a branch purchase transaction in the fourth quarter of 2024.  Nonperforming assets and classified loans have declined meaningfully on both year over year and linked quarter basis as well.  First quarter return on average assets and return on average tangible common equity were 1.42% and 14.70%, respectively, the tax equivalent net interest margin was expanded meaningfully to 4.88% and the efficiency ratio was a very healthy 56.46%. This strong bottom-line performance and a well-positioned balance sheet drove an increase in the tangible common equity capital ratio to 10.34% from 9.04% for the prior year like period. We are exceptionally proud of our performance from both a bottom line perspective and in positioning ourselves to deliver value to our stockholders over the remainder of the year.”

“In February, we announced an agreement to acquire Evergreen Bank Group, a $1.5 billion bank holding company headquartered in Oak Brook, Illinois. We believe the transaction will add meaningful consumer lending capabilities and enhance the flexibility and profitability of Old Second’s balance sheet.  Darin Campbell and his team have built an exceptional business that will diversify our revenue streams, enhance our management depth and provide a continuing opportunity to drive long-term stockholder value. Most importantly, we believe it strengthens our competitive position in Chicago and represents a step forward in our efforts to build the best bank possible for our customers and communities.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, totaled $34.8 million at March 31, 2025, $30.3 million at December 31, 2024, and $65.1 million at March 31, 2024. Nonperforming loans, as a percent of total loans, were 0.9% at March 31, 2025, 0.8% at December 31, 2024, and 1.6% at March 31, 2024. The increase in the first quarter of 2025 for nonperforming loans is driven by nonaccrual loans inflows of $11.6 million, primarily driven by two larger commercial relationships, partially offset by $7.1 million of nonaccrual outflows. Nonaccrual loan outflows consist of $1.7 million paid off, $1.5 million of fully charged off loans, and $3.9 million of partial principal reductions from payments and partial charge-offs.
●	Total loans were $3.94 billion at March 31, 2025, reflecting a decrease of $41.1 million compared to December 31, 2024, and a decrease of $29.2 million compared to March 31, 2024. The decrease from the prior quarter end as well as year over year was largely driven by the declines in commercial, commercial real estate-owner occupied and multifamily portfolios. Average loans (including loans held-for-sale) for the first quarter of 2025 totaled $3.96 billion, reflecting a decrease of $44.0 million from the fourth quarter of 2024, and a decrease of $60.3 million from the first quarter of 2024.
●	Available-for-sale securities totaled $1.15 billion at March 31, 2025, compared to $1.16 billion at December 31, 2024 and $1.17 billion at March 31, 2024. The unrealized mark to market loss on securities totaled $59.7 million as of March 31, 2025, compared to $68.6 million as of December 31, 2024, and $85.0 million as of March 31, 2024, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended March 31, 2025, we had security purchases of $82.9 million, and security maturities, calls and paydowns of $106.3 million, compared to security purchases of $84.9 million and security maturities, calls and paydowns of $101.2 million during the quarter ended December 31, 2024. During the quarter ended March 31, 2024, we had security purchases of $15.7 million, $32.7 million of maturities and paydowns, and sales of $5.3 million, which resulted in net realized gains of $1,000. We may continue to buy and sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$97,645	$988	4.10	$49,757	$542	4.33	$48,088	$610	5.10
Securities:
Taxable	1,026,233	9,227	3.65	1,017,530	8,899	3.48	1,016,112	8,092	3.20
Non-taxable (TE)[1]	155,024	1,595	4.17	162,494	1,614	3.95	166,776	1,653	3.99
Total securities (TE)[1]	1,181,257	10,822	3.72	1,180,024	10,513	3.54	1,182,888	9,745	3.31
FHLBC and FRBC Stock	19,441	473	9.87	27,493	562	8.13	31,800	635	8.03
Loans and loans held-for-sale[1,2]	3,959,073	61,626	6.31	4,003,041	64,012	6.36	4,019,377	62,698	6.27
Total interest earning assets	5,257,416	73,909	5.70	5,260,315	75,629	5.72	5,282,153	73,688	5.61
Cash and due from banks	52,550	-	-	54,340	-	-	54,533	-	-
Allowance for credit losses on loans	(43,543)	-	-	(45,040)	-	-	(44,295)	-	-
Other noninterest bearing assets	407,894	-	-	395,043	-	-	384,332	-	-
Total assets	$5,674,317			$5,664,658			$5,676,723

Liabilities and Stockholders' Equity
NOW accounts	$628,336	$629	0.41	$573,271	$644	0.45	$553,844	$829	0.60
Money market accounts	801,178	3,393	1.72	722,491	3,128	1.72	689,996	2,575	1.50
Savings accounts	940,894	891	0.38	899,846	880	0.39	958,645	633	0.27
Time deposits	725,314	4,829	2.70	692,001	5,606	3.22	558,463	4,041	2.91
Interest bearing deposits	3,095,722	9,742	1.28	2,887,609	10,258	1.41	2,760,948	8,078	1.18
Securities sold under repurchase agreements	34,529	68	0.80	39,982	75	0.75	30,061	86	1.15
Other short-term borrowings	1,444	17	4.77	204,783	2,527	4.91	332,198	4,557	5.52
Junior subordinated debentures	25,773	288	4.53	25,773	289	4.46	25,773	280	4.37
Subordinated debentures	59,478	546	3.72	59,457	546	3.65	59,393	546	3.70
Senior notes	-	-	-	-	-	-	-	-	-
Notes payable and other borrowings	-	-	-	-	-	-	-	-	-
Total interest bearing liabilities	3,216,946	10,661	1.34	3,217,604	13,695	1.69	3,208,373	13,547	1.70
Noninterest bearing deposits	1,703,382	-	-	1,712,106	-	-	1,819,476	-	-
Other liabilities	70,411	-	-	67,067	-	-	60,024	-	-
Stockholders' equity	683,578	-	-	667,881	-	-	588,850	-	-
Total liabilities and stockholders' equity	$5,674,317			$5,664,658			$5,676,723
Net interest income (GAAP)		$62,904			$61,584			$59,783
Net interest margin (GAAP)			4.85			4.66			4.55

Net interest income (TE)[1]		$63,248			$61,934			$60,141
Net interest margin (TE)[1]			4.88			4.68			4.58
Interest bearing liabilities to earning assets	61.19%			61.17%			60.74%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2025 and 2024. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a TE basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes loan fee income of $545,000 for the first quarter of 2025, loan fee income of $140,000 for the fourth quarter of 2024, and loan fee expense of $867,000 for the first quarter of 2024. Nonaccrual loans are included in the above stated average balances.

The decreased yield of two basis points on interest earning assets compared to the linked period was primarily driven by repricing within the loan portfolio and, to a lesser extent, a reduction in correspondent bank account yields which was partially offset by higher volumes. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of nine basis points on interest earning assets was primarily driven by overall increases to benchmark interest rates over the past twelve months, primarily impacting variable rate loans and securities. Average balances of securities available for sale decreased $1.6 million in the first quarter of 2025 compared to the prior year like quarter, while the tax equivalent yield on the securities available for sale portfolio increased 41 basis points year over year primarily due to variable security rate resets. Average balances of loans and loans held for sale decreased $60.3 million in the first quarter of 2025 compared to the prior year like quarter, while the tax equivalent yield on loans and loans held for sale increased four basis points.

Average balances of interest bearing deposit accounts have increased steadily since the fourth quarter of 2024 through the first quarter of 2025, from $2.89 billion to $3.10 billion, as NOW, money market, savings, and time account average balances all increased. We have continued to control the cost of funds over the periods reflected by monitoring market activity as well as allowing previous exception-priced deposits to runoff naturally, which resulted in a 13 basis point reduction in the cost of interest bearing deposits, from 141 basis points for the quarter ended December 31, 2024, to 128 basis points for the quarter ended March 31, 2025. A 52 basis point decrease in the cost of time deposits for the quarter ended March 31, 2025 drove a significant portion of the overall decrease from the prior linked quarter. The cost of interest bearing deposits increased ten basis points for the quarter ended March 31, 2025 from 118 basis points for the quarter ended March 31, 2024. A 22 basis point increase in the cost of money market accounts drove a significant portion of the overall increase from the prior year like quarter.

Borrowing costs decreased in the first quarter of 2025, compared to the fourth quarter of 2024, primarily due to the $203.3 million decrease in average other short-term borrowings stemming from a decrease in average daily FHLB advances over the prior linked quarter as the remainder of this borrowing was paid down in the first quarter of 2025. The decrease of $330.8 million year over year of average FHLB advances was based on daily liquidity needs and was the primary driver of the $4.5 million decrease to interest expense on other short-term borrowings. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented.

Our net interest margin, for both GAAP and TE presentations, showed steady growth over the periods presented above. Our net interest margin (GAAP) increased 19 basis points to 4.85% for the first quarter of 2025, compared to 4.66% for the fourth quarter of 2024, and increased 30 basis points compared to 4.55% for the first quarter of 2024. Our net interest margin (TE) increased 20 basis points to 4.88% for the first quarter of 2025, compared to 4.68% for the fourth quarter of 2024, and increased 30 basis points compared to 4.58% for the first quarter of 2024. The increase in net interest margin for the first quarter of 2025, compared to the prior linked quarter, was driven by market interest rates as well as the impact of a full quarter of average deposit balances stemming from the acquired FRME branches, which drove down our cost of funds. Although interest income and expense both decreased compared to the prior linked quarter, interest expense decreased at a higher rate leading to increased net interest income. The net interest margin increased in the first quarter of 2025, compared to the prior year like quarter, primarily due to higher security and loan yields on lower average balances, partially offset by the increase in costs of interest bearing deposits. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				First Quarter 2025
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2024	2024
Wealth management	$3,089	$3,299	$2,561	(6.4)	20.6
Service charges on deposits	2,719	2,657	2,415	2.3	12.6
Residential mortgage banking revenue
Secondary mortgage fees	73	88	50	(17.0)	46.0
MSRs mark to market (loss) gain	(570)	385	94	(248.1)	(706.4)
Mortgage servicing income	480	475	488	1.1	(1.6)
Net gain on sales of mortgage loans	464	516	314	(10.1)	47.8
Total residential mortgage banking revenue	447	1,464	946	(69.5)	(52.7)
Securities gains, net	-	-	1	-	(100.0)
Change in cash surrender value of BOLI	498	767	1,172	(35.1)	(57.5)
Card related income	2,412	2,572	2,376	(6.2)	1.5
Other income	1,036	851	1,030	21.7	0.6
Total noninterest income	$10,201	$11,610	$10,501	(12.1)	(2.9)

Noninterest income decreased $1.4 million, or 12.1%, in the first quarter of 2025, compared to the fourth quarter of 2024, and decreased $300,000, or 2.9%, compared to the first quarter of 2024. The decrease from the fourth quarter of 2024 was primarily driven by a $1.0 million decrease in residential mortgage banking revenue due to a decrease of $955,000 in MSRs mark to market valuation. Also contributing to the decrease during the quarter was a $210,000 decrease in wealth management income primarily due to a decline in estate fees, and a $269,000 decrease in the cash surrender value of BOLI due to market interest rates.

The decrease in noninterest income of $300,000 in the first quarter of 2025, compared to the first quarter of 2024, is primarily due to a $499,000 decrease in residential mortgage banking revenue mainly due to a $664,000 decrease in MSRs mark to market valuations driven by increased prepayment speeds during the first quarter compared to the prior quarter. Also contributing to the reduction in noninterest income during the quarter was a $674,000 decrease in the cash surrender value of BOLI from the like period in 2024 due to market interest changes. Partially offsetting the decrease in noninterest income from the prior year like quarter was a $528,000 increase in wealth management income primarily due to growth in advisory fees and estate fees and a $304,000 increase in service charges on deposits.

Noninterest Expense

				First Quarter 2025
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2024	2024
Salaries	$18,804	$18,130	$17,647	3.7	6.6
Officers' incentive	2,799	3,089	2,148	(9.4)	30.3
Benefits and other	5,390	4,394	4,517	22.7	19.3
Total salaries and employee benefits	26,993	25,613	24,312	5.4	11.0
Occupancy, furniture and equipment expense	4,548	4,457	3,927	2.0	15.8
Computer and data processing	2,348	2,659	2,255	(11.7)	4.1
FDIC insurance	628	628	667	-	(5.8)
Net teller & bill paying	658	575	521	14.4	26.3
General bank insurance	330	327	309	0.9	6.8
Amortization of core deposit intangible asset	1,037	716	580	44.8	78.8
Advertising expense	167	280	192	(40.4)	(13.0)
Card related expense	1,380	1,497	1,277	(7.8)	8.1
Legal fees	472	660	226	(28.5)	108.8
Consulting & management fees	426	883	336	(51.8)	26.8
Other real estate owned expense, net	1,873	2,019	46	(7.2)	N/M
Other expense	3,645	4,008	3,593	(9.1)	1.4
Total noninterest expense	$44,505	$44,322	$38,241	0.4	16.4
Efficiency ratio (GAAP)[1]	56.46%	57.12%	53.59%
Adjusted efficiency ratio (non-GAAP)[2]	55.48%	54.61%	53.09%

N/M - Not meaningful.

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities, death benefit realized on BOLI, and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition expenses, net of gain or loss on branch sales, divided by the sum of net interest income on a fully TE basis, total noninterest income less net gains or losses on securities, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI. See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the first quarter of 2025 increased $183,000, or 0.4%, compared to the fourth quarter of 2024, and increased $6.3 million, or 16.4%, compared to the first quarter of 2024. The increase in the first quarter of 2025, compared to the fourth quarter of 2024, was attributable to a $1.4 million increase in salaries and employee benefits, with increases reflected primarily in restricted stock expense, payroll taxes, and increases in salaries based on increased base salary rates. Also contributing to the increase in noninterest expense in the first quarter of 2025 was a $321,000 increase in the amortization of core deposit intangible due to the FRME branch purchase in December 2024. Partially offsetting the increase over the prior linked quarter was a $311,000 decrease in computer and data processing, a $457,000 decrease in consulting & management fees, and a $363,000 decrease in other expenses, which were all due to FRME acquisition-related costs recorded in the fourth quarter of 2024.

The year over year increase in noninterest expense is primarily attributable to a $2.7 million increase in salaries and employee benefits, primarily due to increases in annual base salary rates, officers’ incentives, and restricted stock expense in the first quarter of 2025. Also contributing to the increase was a $621,000 increase in occupancy, furniture and equipment, a $457,000 increase in core deposit intangible, and a $246,000 increase in legal fees primarily due to transaction-related costs incurred related to the FRME branches purchased in December 2024 as well as growth in legal costs related to our pending acquisition of Bancorp Financial. Other increases year over year include a $1.8 million increase in other real estate owned expense, net, as the first quarter of 2025 included a $236,000 loss on the sale of an OREO property compared to no net gain or loss in the first quarter of 2024, a $454,000 increase in OREO valuation reserve expense based on valuation write downs on two of our OREO properties in the first quarter of 2025, and a $1.1 million increase in other OREO expenses due to the operations and subsequent sales of two OREO properties and the associated closing costs in the first quarter of 2025.

Earning Assets

				March 31, 2025
Loans	As of			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2024	2024
Commercial	$732,874	$800,476	$796,552	(8.4)	(8.0)
Leases	505,455	491,748	425,615	2.8	18.8
Commercial real estate – investor	1,105,440	1,078,829	1,018,382	2.5	8.5
Commercial real estate – owner occupied	669,964	683,283	782,603	(1.9)	(14.4)
Construction	205,839	201,716	169,174	2.0	21.7
Residential real estate – investor	50,103	49,598	51,522	1.0	(2.8)
Residential real estate – owner occupied	210,239	206,949	220,223	1.6	(4.5)
Multifamily	341,253	351,325	387,479	(2.9)	(11.9)
HELOC	104,575	103,388	98,762	1.1	5.9
Other[1]	14,490	14,024	19,099	3.3	(24.1)
Total loans	$3,940,232	$3,981,336	$3,969,411	(1.0)	(0.7)

1 Other class includes consumer loans and overdrafts.

Total loans decreased by $41.1 million at March 31, 2025, compared to December 31, 2024, and decreased $29.2 million for the year over year period. The decrease in total loans in the first quarter of 2025 compared to the prior linked quarter was due to increased paydowns, net of originations, over the first quarter, primarily in commercial, commercial real estate-owner occupied, and multifamily loans. The year over year reduction in loans is primarily due to paydowns, net of originations, in commercial real estate – owner occupied of $112.6 million, commercial of $63.7 million, multifamily of $46.2 million, partially offset by lease originations, net of paydowns, of $79.8 million, commercial real estate – investor loan growth of $87.1 million and construction loan growth of $36.7 million. Increases were noted in the leases segment in the first quarter of 2025 compared to the prior linked quarter and compared to the prior year like period primarily due to continued expansion of this product line over the past year.

				March 31, 2025
Securities	As of			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2024	2024
Securities available-for-sale, at fair value
U.S. Treasury	$160,191	$194,143	$171,000	(17.5)	(6.3)
U.S. government agencies	38,047	37,814	56,979	0.6	(33.2)
U.S. government agency mortgage-backed	98,929	100,277	101,075	(1.3)	(2.1)
States and political subdivisions	209,117	215,456	222,742	(2.9)	(6.1)
Collateralized mortgage obligations	390,891	368,616	379,603	6.0	3.0
Asset-backed securities	49,701	62,303	66,707	(20.2)	(25.5)
Collateralized loan obligations	199,845	183,092	170,691	9.2	17.1
Total securities available-for-sale	$1,146,721	$1,161,701	$1,168,797	(1.3)	(1.9)

Our securities available-for-sale portfolio totaled $1.15 billion as of March 31, 2025, reflecting a decrease of $15.0 million from December 31, 2024, and a decrease of $22.1 million since March 31, 2024. The portfolio’s decrease in the first quarter of 2025, compared to the prior quarter-end, was due to $106.3 million in maturities, calls, and paydowns, partially offset by $82.9 million in purchases and an $8.9 million reduction in unrealized losses. Net unrealized losses at March 31, 2025 were $59.7 million, compared to $68.6 million at December 31, 2024 and $85.0 million at March 31, 2024. The year over year decrease in net unrealized losses is due to changes in the market interest rate environment as well as the impact of security paydowns and purchases undertaken to further reduce the portfolio’s interest rate sensitivity. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				March 31, 2025
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2024	2024
Nonaccrual loans	$33,394	$28,851	$64,324	15.7	(48.1)
Loans past due 90 days or more and still accruing interest	1,397	1,436	789	(2.7)	77.1
Total nonperforming loans	34,791	30,287	65,113	14.9	(46.6)
Other real estate owned	2,878	21,617	5,123	(86.7)	(43.8)
Repossessed Assets (1)	484	484	-	-	N/M
Total nonperforming assets	$38,153	$52,388	$70,236	(27.2)	(45.7)

30-89 days past due loans and still accruing interest	$21,951	$11,702	$21,183
Nonaccrual loans to total loans	0.8%	0.7%	1.6%
Nonperforming loans to total loans	0.9%	0.8%	1.6%
Nonperforming assets to total loans plus OREO and repossessed assets	1.0%	1.3%	1.8%
Purchased credit-deteriorated loans to total loans	0.3%	0.4%	1.1%

Allowance for credit losses	$41,551	$43,619	$44,113
Allowance for credit losses to total loans	1.1%	1.1%	1.1%
Allowance for credit losses to nonaccrual loans	124.4%	151.2%	68.6%

N/M - Not meaningful.

1 Repossessed assets are reported in other assets.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest. Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $10.6 million, net of purchase accounting adjustments, at March 31, 2025. No PCD loans were acquired with our FRME branch acquisition. PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures. Nonperforming loans to total loans was 0.9% as of March 31, 2025, 0.8% as of December 31, 2024, and 1.6% as of March 31, 2024. Nonperforming assets to total loans plus OREO and repossessed assets was 1.0% as of March 31, 2025, 1.3% as of December 31, 2024, and 1.8% as of March 31, 2024. Our allowance for credit losses to total loans was 1.1% as of March 31, 2025, December 31, 2024, and March 31, 2024.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				March 31, 2025
Classified loans	As of			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2024	2024
Commercial	$20,807	$24,748	$15,243	(15.9)	36.5
Leases	848	523	595	62.1	42.5
Commercial real estate – investor	14,299	14,489	43,154	(1.3)	(66.9)
Commercial real estate – owner occupied	26,818	27,619	61,267	(2.9)	(56.2)
Construction	18,201	19,351	7,119	(5.9)	155.7
Residential real estate – investor	1,283	1,690	1,299	(24.1)	(1.2)
Residential real estate – owner occupied	1,759	1,851	3,168	(5.0)	(44.5)
Multifamily	332	1,165	1,959	(71.5)	(83.1)
HELOC	686	547	1,648	25.4	(58.4)
Other[1]	10	10	-	-	N/M
Total classified loans	$85,043	$91,993	$135,452	(7.6)	(37.2)

N/M - Not meaningful.

1 Other class includes consumer loans and overdrafts.

Classified loans as of March 31, 2025 decreased by $7.0 million from December 31, 2024, and decreased by $50.4 million from March 31, 2024. The net decrease from the fourth quarter of 2024 was primarily driven by outflows of $1.7 million of paid off loans, $481,000 of loans upgraded, $4.4 million of principal reductions from payments and partial charge-offs, and $1.5 million full loan charge-offs. The decrease in classified loans in the first quarter of 2025 was partially offset by additions of $1.1 million on twelve loans. Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy.

Allowance for Credit Losses on Loans and Unfunded Commitments

At March 31, 2025, our allowance for credit losses (“ACL”) on loans totaled $41.6 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.0 million. In the first quarter of 2025, we recorded provision expense of $2.4 million based on historical loss rate updates, our assessment of nonperforming loan metrics and trends, as well as estimated future credit losses. The first quarter of 2025 provision expense consisted of a $2.3 million provision for credit losses on loans, and a $115,000 provision for credit losses on unfunded commitments. The increase in ACL on unfunded commitments was primarily due to an adjustment to historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation. We recorded net charge-offs of $4.4 million in the first quarter of 2025, primarily within the commercial portfolio. The fourth quarter 2024 provision expense of $3.5 million consisted of a $4.1 million provision for credit losses on loans, and $600,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $4.9 million in the fourth quarter of 2024. In the first quarter of 2024, we recorded a provision expense of $3.5 million, which consisted of a $3.5 million provision for credit losses on loans and a $44,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $3.7 million in the first quarter of 2024. Our ACL on loans to total loans was 1.1% as of March 31, 2025, December 31, 2024, and March 31, 2024.

The ACL on unfunded commitments totaled $2.0 million as of March 31, 2025, $1.9 million as of December 31, 2024, and $2.7 million as of March 31, 2024.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	March 31,	% of	December 31,	% of	March 31,	% of
	2025	Total [2]	2024	Total [2]	2024	Total [2]
Commercial	$3,414	78.4	$8,621	176.1	$(58)	(1.6)
Leases	93	2.1	(38)	(0.8)	(40)	(1.1)
Commercial real estate – Investor	(14)	(0.3)	(173)	(3.5)	(67)	(1.8)
Commercial real estate – Owner occupied	39	0.9	(3,739)	(76.4)	3,868	104.7
Construction	821	18.9	-	-	-	-
Residential real estate – Investor	(2)	-	(2)	-	(2)	(0.1)
Residential real estate – Owner occupied	(30)	(0.7)	234	4.8	(8)	(0.2)
Multifamily	-	-	-	-	-	-
HELOC	(12)	(0.3)	(45)	(0.9)	(17)	(0.5)
Other [1]	44	1.0	37	0.7	19	0.6
Net charge–offs / (recoveries)	$4,353	100.0	$4,895	100.0	$3,695	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the first quarter of 2025 were $4.5 million, compared to $8.9 million for the fourth quarter of 2024 and $4.0 million for the first quarter of 2024. Gross recoveries were $176,000 for the first quarter of 2025, compared to $4.1 million for the fourth quarter of 2024, and $293,000 for the first quarter of 2024. Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs, however, recoveries cannot be forecasted or expected at the same pace in the future.

Deposits

Total deposits were $4.85 billion at March 31, 2025, an increase of $84.1 million, or 1.8%, compared to $4.77 billion at December 31, 2024, primarily due to increases in noninterest bearing deposits of $8.8 million, savings of $20.4 million, NOW accounts of $31.0 million, and money market accounts of $68.0 million. These increases were partially offset by a decline in time deposits of $44.1 million. Total quarterly average deposits for the year over year period increased $218.7 million, or 4.8%, driven by an increase in average time deposits of $166.9 million, and NOW and money markets combined of $185.7 million, partially offset by decreases in our average demand deposits of $116.1 million, and savings accounts of $17.8 million. The overall increase in quarterly average deposits for the year over year period was primarily due to the acquisition of FRME branches in December 2024. During the first quarter of 2025, we have seen run-off of FRME time deposits offset by seasonal increases in our legacy portfolio.

Borrowings

As of March 31, 2025, we had no other short-term borrowings, compared to $20.0 million as of December 31, 2024, and $220.0 million as of March 31, 2024, all of which are short-term FHLB advances. The large decrease in short-term FHLB advances is due to an influx of cash resulting from the acquisition of the five FRME branches on December 6, 2024, which allowed us to utilize the purchased deposits for lower cost funding.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “build,” “and “near” or other statements that indicate future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, balance sheet growth, building capital, statements regarding the outlook and expectations of Old Second and Bancorp Financial, Inc. with respect to their planned merger, the anticipated strategic and financial benefits of the merger and the timing of the closing of the proposed merger. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to pending or future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as trade disputes, epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation, and disruptions caused from widespread cybersecurity incidents; and (9) the possibility that not all conditions to closing of the planned merger will be satisfied or waived, including receipt of required regulatory approvals and adoption of the merger agreement by stockholders of Bancorp Financial, Inc. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, April 24, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss our first quarter 2025 financial results. Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 944947. Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 1, 2025, by dialing 877-481-4010, using Conference ID: 52242.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2025	2024
Assets
Cash and due from banks	$52,703	$52,175
Interest earning deposits with financial institutions	203,418	47,154
Cash and cash equivalents	256,121	99,329
Securities available-for-sale, at fair value	1,146,721	1,161,701
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	19,441	19,441
Loans held-for-sale	4,202	1,556
Loans	3,940,232	3,981,336
Less: allowance for credit losses on loans	41,551	43,619
Net loans	3,898,681	3,937,717
Premises and equipment, net	87,466	87,311
Other real estate owned	2,878	21,617
Mortgage servicing rights, at fair value	9,938	10,374
Goodwill	93,232	93,260
Core deposit intangible	20,994	22,031
Bank-owned life insurance (“BOLI”)	113,249	112,751
Deferred tax assets, net	23,684	26,619
Other assets	51,079	55,670
Total assets	$5,727,686	$5,649,377

Liabilities
Deposits:
Noninterest bearing demand	$1,713,711	$1,704,920
Interest bearing:
Savings, NOW, and money market	2,434,579	2,315,134
Time	704,501	748,677
Total deposits	4,852,791	4,768,731
Securities sold under repurchase agreements	38,664	36,657
Other short-term borrowings	-	20,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,489	59,467
Other liabilities	56,478	67,715
Total liabilities	5,033,195	4,978,343

Stockholders’ Equity
Common stock	45,094	44,908
Additional paid-in capital	205,282	205,284
Retained earnings	486,300	469,165
Accumulated other comprehensive loss	(41,379)	(47,748)
Treasury stock	(806)	(575)
Total stockholders’ equity	694,491	671,034
Total liabilities and stockholders’ equity	$5,727,686	$5,649,377

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended March 31,
	2025	2024
Interest and dividend income
Loans, including fees	$61,595	$62,673
Loans held-for-sale	22	14
Securities:
Taxable	9,227	8,092
Tax exempt	1,260	1,306
Dividends from FHLBC and FRBC stock	473	635
Interest bearing deposits with financial institutions	988	610
Total interest and dividend income	73,565	73,330
Interest expense
Savings, NOW, and money market deposits	4,913	4,037
Time deposits	4,829	4,041
Securities sold under repurchase agreements	68	86
Other short-term borrowings	17	4,557
Junior subordinated debentures	288	280
Subordinated debentures	546	546
Total interest expense	10,661	13,547
Net interest and dividend income	62,904	59,783
Provision for credit losses	2,400	3,500
Net interest and dividend income after provision for credit losses	60,504	56,283
Noninterest income
Wealth management	3,089	2,561
Service charges on deposits	2,719	2,415
Secondary mortgage fees	73	50
Mortgage servicing rights mark to market (loss) gain	(570)	94
Mortgage servicing income	480	488
Net gain on sales of mortgage loans	464	314
Securities gains, net	-	1
Change in cash surrender value of BOLI	498	1,172
Card related income	2,412	2,376
Other income	1,036	1,030
Total noninterest income	10,201	10,501
Noninterest expense
Salaries and employee benefits	26,993	24,312
Occupancy, furniture and equipment	4,548	3,927
Computer and data processing	2,348	2,255
FDIC insurance	628	667
Net teller & bill paying	658	521
General bank insurance	330	309
Amortization of core deposit intangible	1,037	580
Advertising expense	167	192
Card related expense	1,380	1,277
Legal fees	472	226
Consulting & management fees	426	336
Other real estate expense, net	1,873	46
Other expense	3,645	3,593
Total noninterest expense	44,505	38,241
Income before income taxes	26,200	28,543
Provision for income taxes	6,370	7,231
Net income	$19,830	$21,312

Basic earnings per share	$0.44	$0.48
Diluted earnings per share	0.43	0.47
Dividends declared per share	0.06	0.05

Ending common shares outstanding	45,047,151	44,845,629
Weighted-average basic shares outstanding	44,967,726	44,758,559
Weighted-average diluted shares outstanding	45,721,105	45,523,884

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2024				2025
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Cash and due from banks	$54,533	$54,286	$54,279	$54,340	$52,550
Interest earning deposits with financial institutions	48,088	50,740	48,227	49,757	97,645
Cash and cash equivalents	102,621	105,026	102,506	104,097	150,195

Securities available-for-sale, at fair value	1,182,888	1,179,430	1,173,948	1,180,024	1,181,257
FHLBC and FRBC stock	31,800	27,574	30,268	27,493	19,441
Loans held-for-sale	746	1,050	1,557	2,027	1,343
Loans	4,018,631	3,957,454	3,965,160	4,001,014	3,957,730
Less: allowance for credit losses on loans	44,295	43,468	42,683	45,040	43,543
Net loans	3,974,336	3,913,986	3,922,477	3,955,974	3,914,187

Premises and equipment, net	80,493	82,332	82,977	84,364	87,709
Other real estate owned	5,123	4,657	7,471	20,136	13,388
Mortgage servicing rights, at fair value	10,455	10,754	10,137	10,060	10,211
Goodwill	86,477	86,477	86,477	88,320	93,253
Core deposit intangible	10,913	10,340	9,768	12,799	21,490
Bank-owned life insurance ("BOLI")	109,867	110,440	110,901	112,243	112,848
Deferred tax assets, net	31,323	32,969	25,666	23,549	25,489
Other assets	49,681	50,423	50,989	43,572	43,506
Total other assets	384,332	388,392	384,386	395,043	407,894
Total assets	$5,676,723	$5,615,458	$5,615,142	$5,664,658	$5,674,317

Liabilities
Deposits:
Noninterest bearing demand	$1,819,476	$1,769,543	$1,691,450	$1,712,106	$1,703,382
Interest bearing:
Savings, NOW, and money market	2,202,485	2,195,898	2,142,307	2,195,608	2,370,408
Time	558,463	610,705	651,663	692,001	725,314
Total deposits	4,580,424	4,576,146	4,485,420	4,599,715	4,799,104

Securities sold under repurchase agreements	30,061	37,430	45,420	39,982	34,529
Other short-term borrowings	332,198	242,912	305,489	204,783	1,444
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,393	59,414	59,436	59,457	59,478
Other liabilities	60,024	68,530	54,453	67,067	70,411
Total liabilities	5,087,873	5,010,205	4,975,991	4,996,777	4,990,739

Stockholders' equity
Common stock	44,787	44,908	44,908	44,908	45,028
Additional paid-in capital	202,688	203,654	204,558	205,356	205,433
Retained earnings	405,201	424,262	443,435	462,631	479,011
Accumulated other comprehensive loss	(63,365)	(66,682)	(52,907)	(44,251)	(44,853)
Treasury stock	(461)	(889)	(843)	(763)	(1,041)
Total stockholders' equity	588,850	605,253	639,151	667,881	683,578
Total liabilities and stockholders' equity	$5,676,723	$5,615,458	$5,615,142	$5,664,658	$5,674,317

Total Earning Assets	$5,282,153	$5,216,248	$5,219,160	$5,260,315	$5,257,416
Total Interest Bearing Liabilities	3,208,373	3,172,132	3,230,088	3,217,604	3,216,946

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2024				2025
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$62,673	$62,151	$64,528	$63,967	$61,595
Loans held-for-sale	14	19	27	34	22
Securities:
Taxable	8,092	8,552	9,113	8,899	9,227
Tax exempt	1,306	1,292	1,291	1,275	1,260
Dividends from FHLB and FRBC stock	635	584	497	562	473
Interest bearing deposits with financial institutions	610	625	616	542	988
Total interest and dividend income	73,330	73,223	76,072	75,279	73,565
Interest Expense
Savings, NOW, and money market deposits	4,037	4,317	4,860	4,652	4,913
Time deposits	4,041	4,961	5,539	5,606	4,829
Securities sold under repurchase agreements	86	83	93	75	68
Other short-term borrowings	4,557	3,338	4,185	2,527	17
Junior subordinated debentures	280	288	270	289	288
Subordinated debentures	546	546	547	546	546
Total interest expense	13,547	13,533	15,494	13,695	10,661
Net interest and dividend income	59,783	59,690	60,578	61,584	62,904
Provision for credit losses	3,500	3,750	2,000	3,500	2,400
Net interest and dividend income after provision for credit losses	56,283	55,940	58,578	58,084	60,504
Noninterest Income
Wealth management	2,561	2,779	2,787	3,299	3,089
Service charges on deposits	2,415	2,508	2,646	2,657	2,719
Secondary mortgage fees	50	65	84	88	73
Mortgage servicing rights mark to market (loss) gain	94	(238)	(964)	385	(570)
Mortgage servicing income	488	513	466	475	480
Net gain on sales of mortgage loans	314	468	507	516	464
Securities (losses) gains, net	1	-	(1)	-	-
Change in cash surrender value of BOLI	1,172	820	860	767	498
Death benefit realized on BOLI	-	893	12	-	-
Card related income	2,376	2,577	2,589	2,572	2,412
Other income	1,030	742	1,595	851	1,036
Total noninterest income	10,501	11,127	10,581	11,610	10,201
Noninterest Expense
Salaries and employee benefits	24,312	23,424	24,676	25,613	26,993
Occupancy, furniture and equipment	3,927	3,899	3,876	4,457	4,548
Computer and data processing	2,255	2,184	2,375	2,659	2,348
FDIC insurance	667	616	632	628	628
Net teller & bill paying	521	578	570	575	658
General bank insurance	309	312	320	327	330
Amortization of core deposit intangible	580	574	570	716	1,037
Advertising expense	192	472	299	280	167
Card related expense	1,277	1,323	1,458	1,497	1,380
Legal fees	226	238	202	660	472
Consulting & management fees	336	797	480	883	426
Other real estate expense, net	46	(87)	242	2,019	1,873
Other expense	3,593	3,547	3,608	4,008	3,645
Total noninterest expense	38,241	37,877	39,308	44,322	44,505
Income before income taxes	28,543	29,190	29,851	25,372	26,200
Provision for income taxes	7,231	7,299	6,900	6,262	6,370
Net income	$21,312	$21,891	$22,951	$19,110	$19,830

Basic earnings per share (GAAP)	$0.48	$0.48	$0.52	$0.42	$0.44
Diluted earnings per share (GAAP)	0.47	0.48	0.50	0.42	0.43
Dividends paid per share	0.05	0.05	0.05	0.06	0.06

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net Income
Income before income taxes (GAAP)	$26,200	$25,372	$28,543
Pre-tax income adjustments:
MSR losses (gains)	570	(385)	(94)
Merger related costs, net of losses/(gains) on branch sales	454	1,521	-
Adjusted net income before taxes	27,224	26,508	28,449
Taxes on adjusted net income	6,619	6,542	7,207
Adjusted net income (non-GAAP)	$20,605	$19,966	$21,242

Basic earnings per share (GAAP)	$0.44	$0.42	$0.48
Diluted earnings per share (GAAP)	0.43	0.42	0.47
Adjusted basic earnings per share (non-GAAP)	0.46	0.46	0.47
Adjusted diluted earnings per share (non-GAAP)	0.45	0.44	0.47

	Quarters Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net Interest Margin
Interest income (GAAP)	$73,565	$75,279	$73,330
Taxable-equivalent adjustment:
Loans	9	11	11
Securities	335	339	347
Interest income (TE)	73,909	75,629	73,688
Interest expense (GAAP)	10,661	13,695	13,547
Net interest income (TE)	$63,248	$61,934	$60,141
Net interest income (GAAP)	$62,904	$61,584	$59,783
Average interest earning assets	$5,257,416	$5,260,315	$5,282,153
Net interest margin (TE)	4.88%	4.68%	4.58%
Net interest margin (GAAP)	4.85%	4.66%	4.55%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2025	2024	2024
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$44,505	$44,322	$38,241	$44,505	$44,322	$38,241
Less amortization of core deposit	1,037	716	580	1,037	716	580
Less other real estate expense, net	1,873	2,019	46	1,873	2,019	46
Less merger related costs, net of losses on branch sales	N/A	N/A	N/A	454	1,521	-
Noninterest expense less adjustments	$41,595	$41,587	$37,615	$41,141	$40,066	$37,615

Net interest income	$62,904	$61,584	$59,783	$62,904	$61,584	$59,783
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	9	11	11
Securities	N/A	N/A	N/A	335	339	347
Net interest income including adjustments	62,904	61,584	59,783	63,248	61,934	60,141
Noninterest income	10,201	11,610	10,501	10,201	11,610	10,501
Less securities gains	-	-	1	-	-	1
Less MSRs mark to market (losses) gains	(570)	385	94	(570)	385	94
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	132	203	311
Noninterest income (excluding) / including adjustments	10,771	11,225	10,406	10,903	11,428	10,717

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$73,675	$72,809	$70,189	$74,151	$73,362	$70,858
Efficiency ratio / Adjusted efficiency ratio	56.46%	57.12%	53.59%	55.48%	54.61%	53.09%

N/A - Not applicable.

	Quarters Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$19,830	$19,110	$21,312

Income before income taxes (GAAP)	$26,200	$25,372	$28,543
Pre-tax income adjustments:
Amortization of core deposit intangibles	1,037	716	580
Net income, excluding intangibles amortization, before taxes	27,237	26,088	29,123
Taxes on net income, excluding intangible amortization, before taxes	6,622	6,439	7,378
Net income, excluding intangibles amortization (non-GAAP)	$20,615	$19,649	$21,745

Total Average Common Equity	$683,578	667,881	$588,850
Less Average goodwill and intangible assets	114,743	101,119	97,390
Average tangible common equity (non-GAAP)	$568,835	$566,762	$491,460

Return on average common equity (GAAP)	11.76%	11.38%	14.56%
Return on average tangible common equity (non-GAAP)	14.70%	13.79%	17.80%